FOR IMMEDIATE RELEASE


CONTACT:  RICHARD A. SANTA                       MARK W. JARMAN
          CHIEF FINANCIAL OFFICER                VP OF CORPORATE DEVELOPMENT
          DYNAMIC MATERIALS CORPORATION          DYNAMIC MATERIALS CORPORATION
          303-604-3938                           303-604-3923


                           DYNAMIC MATERIALS ANNOUNCES
                       SALE OF CLAD METAL BONDING DIVISION

                 THE SALE WILL ENABLE MANAGEMENT TO FOCUS ON ITS
                    AEROSPACE SUPPLIER CONSOLIDATION STRATEGY


(Lafayette, CO - June 23, 1999) Dynamic Materials Corporation, (Nasdaq: BOOM), `DMC', today announced that it has reached an agreement to sell certain assets relating to its Clad Metal Bonding Division ("Bonding Division") to AMETEK, Inc. (NYSE: AME), for approximately $17 million. The closing of the transaction is expected to occur in the latter part of 1999, pending the satisfaction of certain conditions. The sale is in accordance with DMC's recent focus on consolidating suppliers in the aerospace manufacturing industry and will enable DMC to continue acquiring complementary businesses.

AMETEK, headquartered in Paoli, Pennsylvania, is a leading global manufacturer of electric products. The purchase of DMC's Bonding Division will complement the metal bonding product line of AMETEK's Specialty Metals Division.

In 1998, the Bonding Division accounted for $27.6 million of the Company's $38.2 million total revenues. DMC's Aerospace Group contributed $8.5 million of revenue in 1998 and is expected to generate 1999 sales in the $12 to $14 million range.

"The sale of the Bonding Division fits within management's long-term strategic plans for significant aerospace revenue and earnings growth over the next several years," said Joe Allwein, DMC's president and CEO. "Our plan is to continue the pursuit of acquisitions of complementary aerospace manufacturing businesses, building on the capabilities of the three companies purchased during 1998," continued Allwein. "By focusing on complementary acquisitions, we believe we can offer our customers a wider range of products and services and thereby increase sales internally as well as through business additions."

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the timing,

                                    - more -


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DMC Announces Sale, Page 2

size and receipt of orders relating to new capital equipment projects, construction-related delays and associated costs, the timing and size of expenditures, the receipt of government approvals and permits, the adequacy of local labor supplies at the Company's operations, the availability and cost of funds, the availability and timing of potential future acquisitions, the occurrence of acquisition-related costs, general economic conditions as they affect the Company's key customers, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1998, and Form 10-Q for the quarter ended March 31, 1999.

Based in Lafayette, Colorado, Dynamic Materials Corporation is a leader in the metal working industry, and its products include bonded clad metal plates and other metal fabrications for the petrochemical, chemical processing, satellite/launch vehicle, commercial aircraft, defense and a variety of other industries.


              For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com

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